Exhibit 99.1

McCLATCHY VP OPERATIONS LYNN DICKERSON TO LEAVE COMPANY

SACRAMENTO, Calif., July 2, 2009 – The McClatchy Company (NYSE:MNI) announced today that Lynn Dickerson, vice president, operations, will leave the company July 17.

“We continue to restructure and transition to a new business model – one that requires us to be smaller and more efficient in every area of the organization. This includes our senior management and corporate offices,” said Gary Pruitt, McClatchy’s president and chief executive officer. “Lynn is a talented, dedicated and engaging executive. Not only was she an outstanding publisher, but she has proven herself to be an important contributor to the corporate team, building excellent relationships with the papers she oversees and working hard to help us navigate through the recent economic downturn. We thank Lynn for all that she has done at McClatchy. She’ll be missed by all of us who have worked so closely with her.”

“I leave McClatchy with a heart full of gratitude for the many opportunities afforded to me and my family over the last nine years,” Dickerson said. “I have been a newspaperwoman for almost 30 years and I’ve worked for a variety of newspaper companies.  I can say without hesitation that McClatchy is the finest of them all. In spite of the difficulties of the last few years, I feel blessed to have spent my career doing meaningful work in an important industry and for such a good company. I wish my many friends at McClatchy all the best.”

Dickerson first joined McClatchy in 2000 as publisher of The Modesto Bee. In 2006, she was promoted to her corporate role as vice president, operations and has been responsible for overseeing 11 McClatchy newspapers in Texas and the Southeast.

Her responsibilities will be divided up between McClatchy’s two remaining operational vice presidents, Bob Weil and Frank Whittaker.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com and 33.3% of HomeFinder, LLC which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.